                                                                    Exhibit 35.2

June 20, 2006

American Honda Finance Corporation
20800 Madrona Ave.
Torrance, California 90503

Attention: Michael J. Greene

Re: Assessment of compliance for services provided pursuant to the Title
Administration Agreement dated as of February 5, 2002 between triVIN, Inc.
(triVIN) for services provided by its wholly owned subsidiary, FDI Computer
Consulting, Inc., dba FDI Collateral Management (the Company), and American
Honda Finance Corporation (AFHC).

     a)   A review of the Company's activities and performance under the Title
          Administration Agreement dated as of February 5, 2002 between triVIN and AFHC during the period commencing March 28, 2006 through and including March 31, 2006 has been conducted under my supervision, and;

     b)   To the best of my knowledge, based upon such review, the Company has fulfilled its obligations under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AFHC in all material respects throughout the period commencing March 28, 2006 through and including March 31, 2006.

Signed as of June 20, 2006.

                                               FDI COMPUTER CONSULTING INC.,
                                               DBA FDI COLLATERAL
                                               MANAGEMENT

                                               By: /s/ Jeff Cooke
                                                   -----------------------------
                                                   Name: Jeff Cooke
                                                   Title: President